Finisar Corporation Announces Fourth Quarter and Fiscal 2009 Financial Results

SUNNYVALE, CA -- (Marketwire - June 10, 2009) - Finisar Corporation (NASDAQ: FNSR), a global technology leader in fiber optic solutions for high speed networks, today announced financial results for its fourth quarter and fiscal year ended April 30, 2009. These results are preliminary and unaudited. Final audited results for the fiscal year ended April 30, 2009 will be included in the Company's upcoming annual report on Form 10-K to be filed with the SEC.

FINISAR FINANCIAL HIGHLIGHTS -- FOURTH QUARTER ENDED APRIL 30, 2009

                          GAAP         GAAP       Non-GAAP(a)  Non-GAAP(a)
                         Fourth       Fourth       Fourth       Fourth
                         Quarter      Quarter      Quarter      Quarter
                         April 30,    April 30,    April 30,    April 30,
                            2009         2008         2009         2008
                        ----------   ----------   -----------  -----------
                                (in thousands, except per share data)
Optical products
 revenues               $  107,457   $  111,378   $   107,457  $   111,378
Network test products
 revenues               $    9,207   $    9,627   $     9,207  $     9,627
Total revenues          $  116,664   $  121,005   $   116,664  $   121,005
Gross margin                  25.4%       32.9%        30.8%        37.4%
Before impairment
 charges:
  Operating expenses    $   39,278   $   40,112   $    35,636  $    36,325
  Income (loss) from
   operations           $   (9,625)  $     (303)  $       279  $     8,922
  Operating margin            (8.3)%       (0.3)%         0.2%         7.4%
Goodwill impairment
 charge                 $   13,390   $   40,106   $         -  $         -
Net income (loss)       $  (24,201)  $  (44,108)  $      (958) $     7,150
Net income (loss) per
 share - basic          $    (0.05)  $    (0.14)  $      0.00  $      0.02
Net income (loss) per
 share - diluted        $    (0.05)  $    (0.14)  $      0.00  $      0.02
Shares - basic             476,972      308,786       476,972      308,786
Shares - diluted           476,972      308,786       476,972      310,129

(a) In evaluating the operating performance of Finisar's business, Finisar management utilizes financial measures that exclude certain charges and credits required by generally accepted accounting principles, or GAAP, that are considered by management to be outside Finisar's core operating results. A reconciliation of Finisar's non-GAAP financial measures to the most directly comparable GAAP measures as well as additional related information can be found under the heading "Finisar Non-GAAP Financial Measures" below.

Highlights for the quarter included:

--  Total revenues decreased to $116.7 million, down $19.7 million, or
    14.4%, from $136.4 million in the preceding quarter and down $4.3 million, or 3.6%, from $121.0 million in the fourth quarter of the prior year;

--  Optics revenues decreased to $107.5 million, down $18.6 million, or
    14.8%, from $126.1 million in the preceding quarter and down $3.9 million, or 3.5%, from $111.4 million in the fourth quarter of the prior year.
    Excluding approximately $25.1 million of additional revenues in the quarter as a result of the Optium merger completed on August 29, 2008, optics revenues of $82.4 were down $29.0 million, or 26.1% from $111.4 million in the fourth quarter of the prior year;

--  Revenues from the sale of products for 10/40 Gbps applications decreased to $40.6 million, down $8.5 million, or 17.3%, from $49.1 million in the preceding quarter but increased $9.4 million, or 30.1%, from $31.2 million in the fourth quarter of the prior year primarily due to the Optium merger;

--  Network Test revenues decreased to $9.2 million, down $1.1 million, or
    10.4%, from $10.3 million in the preceding quarter, and decreased $0.4 million, or 4.4%, from $9.6 million in the fourth quarter of the prior year;

--  Gross margin was 25.4%, a decrease from 30.2% in the preceding quarter and from 32.9% in the fourth quarter of the prior year, due in part to a charge for the impairment of current technology associated with a previous acquisition and higher per unit manufacturing costs as a result of lower unit shipment levels;

--  Operating loss before a charge for goodwill impairment and the impairment of current technology was $8.4 million, or (7.2)% of revenues, compared to an operating loss of $3.2 million, or (2.4)% of revenues, in the preceding quarter and $0.3 million, or (0.3)% of revenues, in the fourth quarter of the prior year;

--  A charge of $13.4 million for the impairment of the remaining balance of goodwill was recognized following the completion of an analysis of all goodwill, which was in addition to an estimated charge of $225.3 million recorded in previous quarters;

--  A net loss of $24.2 million, or $(0.05) per share, compared to a net loss of $47.4 million, or $(0.10) per share, in the preceding quarter and a net loss of $44.1 million, or $(0.14) per share, in the fourth quarter of the prior year; and

--  Cash and short-term investments, plus other long-term investments that can be readily converted into cash, totaled $37.2 million at the end of the fourth quarter compared to $35.3 million at the end of the prior quarter.
    The Company continues to maintain a secured credit facility totaling $45.0 million under which no borrowings were outstanding at the end of the quarter. Approximately $25 million was available to borrow under this secured credit facility pursuant to covenants that were modified as of the end of the quarter. Additional lines of credit covering the sale of accounts receivable and standby letters of credit were fully utilized as of the end of the quarter. Finisar has classified certain of its investments as long-term based on its intent to hold these securities until maturity, although they can be readily sold if required.

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, Finisar provides supplemental information regarding its operating performance on a non-GAAP basis. Finisar believes this additional information provides investors and management with additional insight into its underlying core operating performance by excluding a number of non-cash and cash charges as well as gains or losses principally related to acquisitions, the sale of minority investments, restructuring or other transition activities, impairments and financing transactions. For the fourth quarter of fiscal 2009, these excluded items included, among other items described in Finisar Non-GAAP Financial Measures below, a non-cash charge of $13.4 million for the impairment of goodwill; $4.0 million in non-cash stock-based compensation expense; $2.4 million in amortization charges related to acquired developed technology and purchased intangibles arising from previous acquisitions; a $2.5 million non-cash charge for slow moving and obsolete inventory; and $0.9 million associated with the cost of reductions in force.

Excluding these items:

 -- Non-GAAP gross margins decreased to 30.8%, compared to 31.4% in the preceding quarter and 37.4% in the fourth quarter of the prior year.
    The sequential decrease in non-GAAP gross margin reflects the impact of lower shipment levels and higher per unit manufacturing costs, and the decrease compared to the prior year also reflects the impact of the Optium merger ahead of additional manufacturing cost synergies expected to be realized over the next three quarters;

 -- Non-GAAP operating expenses were $35.6 million in the fourth quarter, a decrease of $4.1 million, or 10.4%, on a sequential basis and a decrease of $8.4 million, or 19.1%, compared to the second quarter during which the Optium merger was completed. The reduction in operating expenses reflects the full impact of operating cost synergies associated with the merger in addition to other actions undertaken to reduce costs including:

    -- Reduction in salaries totaling 10% for officers, directors and most employees starting in February 2009; and

    -- Suspension of 401(k) matching Company contributions.

 -- Non-GAAP operating income was $0.3 million, or 0.2% of revenues, down from $3.1 million, or 2.3% of revenues, in the preceding quarter, from
    $8.9 million, or 7.4% of revenues, in the fourth quarter of the prior year. The decrease in operating income from the previous quarter was due primarily to lower gross profit levels which declined by $6.9 million, or 16.1%, from the preceding quarter, while operating expenses declined $4.1 million, or 10.4%. Similarly, gross profit declined by
    $9.3 million compared to the fourth quarter of the prior year while operating expenses declined by $0.7 million despite the impact of additional operating expenses associated with the Optium merger;

 -- Non-GAAP net loss was $1.0 million, or $(0.00) per diluted share, compared to net income of $2.3 million, or $0.00 per diluted share, in the preceding quarter and net income of $7.2 million, or $0.02 per diluted share, in the fourth quarter of the prior year; and

 -- Non-GAAP EBITDA was $8.2 million, down only $3.0 million from the prior quarter despite a decrease of $19.7 million in total revenues, reflecting the impact of operating cost synergies arising from the
    Optium merger and additional cost reductions as noted above.

"We previously indicated that we believed that fourth quarter revenues would represent the low point for us in this economic downturn," said Jerry Rawls, Finisar's executive Chairman of the Board. "Based on order trends that have seen a marked improvement during the last several weeks, it appears that assessment was correct and that revenues for the upcoming first quarter should increase over the fourth quarter just ended."

"We have seen combined revenues decline by approximately $58 million, or 33%, since the record high for both companies just prior to the merger in the July quarter," said Eitan Gertel, Finisar's Chief Executive Officer. "And yet, despite this decline in revenues, we continue to generate EBITDA in excess of our capital expenditure requirements as a result of synergies from the merger and the additional cost reductions that have been implemented."

FINISAR FINANCIAL HIGHLIGHTS -- FISCAL YEAR ENDED APRIL 30, 2009

                           GAAP         GAAP      Non-GAAP(a)  Non-GAAP(a)
                        Fiscal Year  Fiscal Year  Fiscal Year  Fiscal Year
                         April 30,    April 30,    April 30,    April 30,
                            2009         2008         2009         2008
                        ----------   ----------   -----------  -----------
                              (in thousands, except per share data)
Optical products
 revenues               $  497,058   $  401,625   $   497,058  $   401,625
Network test products
 revenues               $   44,179   $   38,555   $    44,179  $    38,555
Total revenues          $  541,237   $  440,180   $   541,237  $   440,180
Gross margin                  31.1%       32.2%        34.6%        37.2%
Before impairment
 charges:
  Operating expenses    $  183,751   $  162,008   $   157,480  $   138,678
  Income (loss) from
   operations           $  (15,373)  $  (20,490)  $    29,546  $    24,906
  Operating margin            (2.8)%       (4.7)%         5.5%         5.7%
Goodwill impairment
 charge                 $  238,692   $   40,106   $         -  $         -
Net income (loss)       $ (254,383)  $  (74,558)  $    22,529  $    17,368
Net income (loss) per
 share - basic          $    (0.61)  $    (0.24)  $      0.05  $      0.06
Net income (loss) per
 share - diluted        $   (0. 61)  $    (0.24)  $      0.05  $      0.05
Shares - basic             420,456      308,680       420,456      308,680
Shares - diluted           420,456      308,680       425,996      318,949

(a) In evaluating the operating performance of Finisar's business, Finisar management utilizes financial measures that exclude certain charges and credits required by generally accepted accounting principles, or GAAP, that are considered by management to be outside Finisar's core operating results. A reconciliation of Finisar's non-GAAP financial measures to the most directly comparable GAAP measures as well as additional related information can be found under the heading "Finisar Non-GAAP Financial Measures" below.

Highlights for the fiscal year included:

--  Total revenues increased to $541.2 million, up $101.1 million, or
    23.0%, from $440.2 million in the prior year;

--  Optics revenues increased to $497.1 million, up $95.4 million, or
    23.8% from $401.6 million in the prior year. Approximately $91.3 million of the increase in revenues was related to the Optium merger;

--  Network Test revenues increased to $44.2 million, up $5.6 million, or
    14.6%, from $38.6 million in the prior year;

--  Gross margin of 31.1% decreased from 32.2% in the prior year due primarily to a charge for the impairment of current technology associated with a previous acquisition, an unfavorable product mix between Optics and
    Network Tools and the impact of the Optium merger;

--  Operating loss before a charge for goodwill impairment was $15.4 million, or (2.8)% of revenues, compared to an operating loss of $20.5 million, or (4.7)% of revenues, in the prior year;

--  Total goodwill impairment charges of $238.7 million were recognized during the year as a result of a deterioration in the macroeonomic environment just as the Optium merger was being completed; and

--  Net loss of $254.4 million compared to a net loss of $74.6 million in the prior year primarily due to charges for the impairment of goodwill.

Items excluded under Finisar's Non-GAAP financial measures include, among other items, a non-cash charge of $238.7 million for the impairment of goodwill; $15.0 million in non-cash stock compensation expense; $8.7 million in amortization charges related to acquired developed technology and purchased intangibles arising from previous acquisitions; a $6.0 million non-cash charge for slow moving and obsolete inventory; a $2.0 million non-cash charge associated with a loss on foreign currency movements; a $1.8 million non-cash charge for the amortization of convertible debt discount associated with the issuance of one series of the Company's convertible notes; and $1.7 million associated with the cost of reductions in force. These charges were partially offset by a $7.8 million non-cash credit related to the timing of tax payments; a nonrecurring gain of $3.8 million associated with the repurchase of outstanding convertible notes prior to their maturity.

Excluding these items:

--  Non-GAAP gross margin decreased to 34.6%, compared to 37.2% in the prior year;

--  Non-GAAP operating expenses were $157.5 million, an increase of $18.8 million, or 13.6%, over the prior year;

--  Non-GAAP operating income was $29.5 million, or 5.5% of revenues, an increase of $4.6 million from $24.9 million, or 5.7% of revenues, in the prior year;

--  Non-GAAP net income was $22.5 million, or $0.05 per diluted share, compared to net income of $17.4 million, or $0.05 per diluted share, in the prior year; and

--  Non-GAAP EBITDA was $59.4 million, an increase of $9.7 million from the prior year, and exceeded total capital expenditures of $23.9 million for the year.

CONFERENCE CALL

Finisar will discuss these financial statements and its current business outlook during its regular quarterly conference call scheduled for today, June 11, 2009, at 2:00 p.m. PDT/5:00 EDT. To listen to the call you may connect through the investor page of Finisar at www.finisar.com or dial 866-393-6455 (domestic) or 706-634-9717 (international) and enter conference ID 13765097.

A replay of the webcast will be available shortly after the conclusion of the call on the Company's website until the next conference call to be held approximately 90 days from today. An audio replay of the call will be accessible to the public by calling (800) 642-1687 (domestic) or (706) 645-9291 (international) and then, following the prompts, enter conference ID 13765097 and record your name, affiliation, and contact number. The audio replay will be available for two weeks following the call.

SAFE HARBOR UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements included in this press release are based upon information available to Finisar as of the date hereof, and Finisar assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those projected. Examples of such risks include those associated with: the uncertainty of customer demand for Finisar's products; the rapidly evolving markets for Finisar's products and uncertainty regarding the development of these markets; Finisar's historical dependence on sales to a limited number of customers and fluctuations in the mix of products and customers in any period; ongoing new product development and introduction of new and enhanced products; the challenges of rapid growth followed by periods of contraction; and intensive competition. Additional risks include the potential impact of pending civil litigation arising from the investigation of Finisar's historical option granting practices. Further information regarding these and other risks relating to Finisar's business is set forth in Finisar's quarterly report on Form 10-Q (filed March 12, 2009).

ABOUT FINISAR

Finisar Corporation (NASDAQ: FNSR) is a global technology leader in fiber optic solutions for high speed networks that enable high-speed voice, video and data communications for networking, storage, wireless, and cable TV applications. For more than 20 years, Finisar has provided critical optics technologies to system manufacturers to meet the increasing demands for network bandwidth and storage. Finisar is headquartered in Sunnyvale, California, USA with R&D, manufacturing sites, and sales offices worldwide. For additional information, visit www.finisar.com.

FINISAR FINANCIAL STATEMENTS

The following financial tables are presented in accordance with GAAP.

                            Finisar Corporation
                  Consolidated Statements of Operations

                                                                  Three
                                                                  Months
                Three Months Ended       Twelve Months Ended      Ended
              April 30,    April 30,    April 30,   April 30,    February
                 2009        2008*         2009       2008*       1, 2009
              ----------  -----------  -----------  ----------  ----------
             (Unaudited)               (Unaudited)             (Unaudited)
             (in thousands, except    (in thousands, except
              share and per share      share and per share
              data)                    data)
Revenues
  Optical
   subsystems
   and
   components $  107,457  $   111,378  $   497,058  $  401,625  $  126,081
  Network
   test
   systems         9,207        9,627       44,179      38,555      10,274
              ----------  -----------  -----------  ----------  ----------
    Total
     revenues    116,664      121,005      541,237     440,180     136,355
Cost of
 revenues         84,178       79,882      365,572     292,161      93,491
Impairment of
 acquired
 developed
 technology        1,248            -        1,248           -           -
Amortization
 of acquired
 developed
 technology        1,585        1,314        6,039       6,501       1,705
              ----------  -----------  -----------  ----------  ----------
Gross profit      29,653       39,809      168,378     141,518      41,159
Gross margin        25.4%        32.9%        31.1%       32.2%       30.2%
Operating
 expenses:
  Research
   and
   development    22,318       20,194       92,057      76,544      24,098
  Sales and
   marketing       7,650       10,280       37,747      40,006       9,396
  General and
   administra-
   tive            8,486        9,358       40,761      43,710      10,050
  Acquired
   in-process
   research and
   development         -            -       10,500           -           -
  Amortization
   of purchased
   intangibles       824          280        2,686       1,748         841
  Impairment of
   goodwill and
   intangible
   assets         13,390       40,106      238,692      40,106      46,534
              ----------  -----------  -----------  ----------  ----------
    Total
     operating
     expenses     52,668       80,218      422,443     202,114      90,919
              ----------  -----------  -----------  ----------  ----------
Loss from
 operations      (23,015)     (40,409)    (254,065)    (60,596)    (49,760)
Interest
 income               18        1,352        1,762       5,805         119
Interest
 expense          (1,332)      (4,341)      (9,687)    (17,236)     (1,469)
Gain on debt
 extinguish-
 ment                  -            -        3,838           -       4,070
Other income
 (expense),
 net                 (15)        (560)      (3,803)       (298)       (749)
              ----------  -----------  -----------  ----------  ----------
Loss before
 income taxes    (24,344)     (43,958)    (261,955)    (72,325)    (47,789)
Provision
 (benefit)
 for income
 taxes              (143)         150       (7,572)      2,233        (432)
              ----------  -----------  -----------  ----------  ----------
Net loss      $  (24,201) $   (44,108) $  (254,383) $  (74,558) $  (47,357)
              ==========  ===========  ===========  ==========  ==========

Net loss per
 share -
 basic and
 diluted      $    (0.05) $     (0.14) $     (0.61) $    (0.24) $    (0.10)
              ==========  ===========  ===========  ==========  ==========

Shares used
 in computing
 net loss per
 share -
 basic and
 diluted         476,972      308,786      420,456     308,680     474,797

*Adjusted to reflect adoption of new accounting principle.

                            Finisar Corporation
                        Consolidated Balance Sheets
                              (In thousands)
                                                                   Memo
                                                                  Optium
                                                                  balance
                                                                sheet upon
                                                                  merger
                             April 30,  February 1,  April 30, (August 29,
                               2009        2009        2008        2008)
                            ----------  ----------  ----------  ----------
                            (unaudited) (unaudited)             (unaudited)
Current assets:
    Cash and cash
     equivalents            $   37,129  $   34,645  $   79,442  $   31,825
    Short-term
     available-for-sale
     investments                    92         301      27,776           -
    Short-term
     available-for-sale
     investments - equity            -           -       2,801           -
    Accounts receivable, net    81,820      84,344      48,005      29,094
    Accounts receivable,
     other                      10,033       8,780      12,408           -
    Inventories                112,300     116,057      82,554      34,283
    Prepaid expenses             7,959       8,191       7,652         856
                            ----------  ----------  ----------  ----------
        Total current assets   249,333     252,318     260,638      96,058
Long-term available-for-sale
 investments - debt                  -         313       9,236           -
Property, plant and
 improvements, net              84,040      88,543      89,847      19,129
Purchased technology, net       16,663      19,495      11,850      12,192
Other intangible assets, net    14,316      15,141       3,899      13,000
Goodwill                             -      13,892      88,242     150,115
Minority investments            14,289      14,289      13,250           -
Other assets                     2,897       3,204       3,241         796
                            ----------  ----------  ----------  ----------
        Total assets        $  381,538  $  407,195  $  480,203  $  291,290
                            ==========  ==========  ==========  ==========

      LIABILITIES AND
    STOCKHOLDERS' EQUITY
Current liabilities:
    Accounts payable        $   48,421  $   49,786  $   43,040  $   29,663
    Accrued compensation        11,428      12,774      14,397       1,483
    Other accrued
     liabilities                30,713      28,070      23,397      15,859
    Deferred revenue             4,663       4,977       5,312           -
    Current portion of
     Convertible notes               -           -     101,918           -
    Current portion of
     long-term debt              6,107       6,060       2,012           -
    Current portion of
     other long-term
     liabilities                     -           -         424           -
    Non-cancelable purchase
     obligations                 2,965       3,420       3,206           -
                            ----------  ----------  ----------  ----------
        Total current
         liabilities           104,297     105,087     193,706      47,005
Long-term liabilities:
    Convertible notes          142,000     142,000     150,000           -
    Long-term debt              15,305      16,857       3,626           -
    Other long-term
     liabilities                 3,161       8,447      15,285         973
    Deferred income taxes        1,986       1,190       8,903           -
                            ----------  ----------  ----------  ----------
        Total long-term
         liabilities           162,452     168,494     177,814         973
Stockholders' equity:
    Common stock                   477         477         309         161
    Additional paid-in
     capital                 1,810,873   1,806,732   1,540,241     253,651
    Accumulated other
     comprehensive income        2,662       1,427      12,973           -
    Accumulated deficit     (1,699,223) (1,675,022) (1,444,840)    (10,500)
                            ----------  ----------  ----------  ----------
        Total stockholders'
         equity                114,789     133,614     108,683     243,312
                            ----------  ----------  ----------  ----------
Total liabilities and
 stockholders' equity       $  381,538  $  407,195  $  480,203  $  291,290
                            ==========  ==========  ==========  ==========

FINISAR NON-GAAP FINANCIAL MEASURES

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, Finisar provides supplemental information regarding the Company's operating performance on a non-GAAP basis that excludes certain gains, losses and charges of a non-cash nature or which occur relatively infrequently and which management considers to be outside our core operating results. Some of these non-GAAP measures also exclude the ongoing impact of historical business decisions made in different business and economic environments. Management believes that tracking non-GAAP gross profit, non-GAAP income from operations, non-GAAP net income and non-GAAP net income per share provides management and the investment community with valuable insight into our current operations, our ability to generate cash and the underlying business trends which are affecting our performance. These non-GAAP measures are used by both management and our Board of Directors, along with the comparable GAAP information, in evaluating our current performance and planning our future business activities. In particular, management finds it useful to exclude non-cash charges in order to better correlate our operating activities with our ability to generate cash from operations and to exclude non-recurring and infrequently incurred cash charges as a means of more accurately predicting our liquidity requirements. We believe that these non-GAAP measures, when used in conjunction with our GAAP financial information, also allow investors to better evaluate our financial performance in comparison to other periods and to other companies in our industry.

In calculating non-GAAP gross profit, we have excluded the following items from cost of revenues in applicable periods:

--  Changes in excess and obsolete inventory reserve (predominantly non-
    cash charges or non-cash benefits);
--  Amortization of acquired technology (non-cash charges related to technology obtained in acquisitions);
--  Duplicate facility costs during facility move (non-recurring charges);
--  Stock-based compensation expense (non-cash charges);
--  Purchase accounting adjustment for sale of acquired inventory (non-
    cash and non-recurring charges); and
--  Reduction in force costs (non-recurring charges).

In calculating non-GAAP operating income, we have excluded the same items to the extent they are classified as operating expenses, and have also excluded the following items in applicable periods:

--  Options investigation costs included in general and administrative expense (non-recurring cash charges related to the special investigation into our historical stock option granting practices) and the cost of covering employee and employer tax liabilities (non-recurring cash charges)
    arising from that investigation recorded in each line of the income statement;
--  Disposal of a product line (non-recurring charges);
--  Acquired in-process research and development expense (non-recurring and non-cash charges);
--  Amortization of purchased intangibles (non-cash charges related to prior acquisitions); and
--  Impairment charges associated with intangible assets (non-cash and non-
    recurring).

In calculating non-GAAP net income and non-GAAP net income per share, we have also excluded the following items in applicable periods:

--  Amortization of discount on convertible debt (non-cash charges);
--  Gains and losses on debt extinguishment (non-recurring and non-cash charges or income);
--  Gains and losses on sales of assets (non-recurring or non-cash losses and cash gains related to the periodic disposal of assets no longer required for current activities);
--  Gains and losses on minority investments (infrequently occurring and principally non-cash gains and losses related to the disposal of investments in other companies and non-cash income or loss from these investments accounted for under the equity method);
--  Foreign exchange transaction loss (non-recurring and non-cash charges);
--  Tax charges arising from timing difference related to asset purchases
    (non-cash provision); and
--  Cumulative effect of change in accounting principle (non-recurring and non-cash charges or income).

A reconciliation of this non-GAAP financial information to the corresponding GAAP information is set forth below:

                            Finisar Corporation
      Reconciliation of Results of Operations under GAAP and non-GAAP

                          Three Months     Twelve Months     Three Months
                             Ended             Ended            Ended
                        April    April             January
                          30,     30,      April     27,      February 1,
                         2009    2008*   30, 2009   2008*        2009
                        ------  -------  --------  -------  --------------
                     (Unaudited)       (Unaudited)           (Unaudited)
                        (in thousands,  (in thousands,
                         except per      except per share
                         share data)     data)
Reconciliation of GAAP
 Gross Profit to
 non-GAAP Gross Profit:
Gross profit per GAAP   29,653   39,809   168,378  141,518          41,159
Gross margin, GAAP        25.4%    32.9%     31.1%    32.2%           30.2%
Adjustments:
Cost of revenues
  Change in excess
   and obsolete
   inventory reserve     2,495    3,021     6,038    9,375            (957)
  Amortization of
   acquired
   technology            1,584    1,314     6,038    6,501           1,705
  Duplicate facility
   costs during
   facility move             -      296       287      296               -
  Stock compensation       870      771     3,387    3,091             797
  Acquisition related
   compensation              -       27         -       67               -
  Costs related to
   options
   investigation          (282)       -      (282)   1,084               -
  Impairment of
   acquired developed
   technology            1,248        -     1,248        -               -
  Purchase accounting
   adjustment for sale
   of acquired
   inventory                 -        -     1,402    1,306               -
  Reduction in force
   costs                   347        9       530      346             128
                        ------  -------  --------  -------  --------------
    Total cost of
     revenue
     adjustments         6,262    5,438    18,648   22,066           1,673
Gross profit, non-GAAP  35,915   45,247   187,026  163,584          42,832
Gross margin, non-GAAP    30.8%    37.4%     34.6%    37.2%           31.4%

Reconciliation of GAAP
 operating loss to
 non-GAAP operating
 income (loss):
Operating loss per
 GAAP                  (23,015) (40,409) (254,065) (60,596)        (49,760)
Operating margin, GAAP   -19.7%   -33.4%    -46.9%   -13.8%          -36.5%
Adjustments:
Total cost of revenue
 adjustments             6,262    5,438    18,648   22,066           1,673
Research and
 development
  Reduction in force
   costs                   270       12       457       40             111
  Stock compensation     1,743    1,139     6,338    4,377           1,816
  Acquisition related
   compensation              -      499         -    1,247               -
  Costs related to
   options
   investigation          (347)       -      (347)   1,648               -
Sales and marketing
  Reduction in force
   costs                   187       87       412      170             125
  Stock compensation       547      482     2,141    2,048             561
  Acquisition related
   compensation              -       85         -      213               -
  Costs related to
   options
   investigation          (121)       -      (121)     742               -
General and
 administrative
  Reduction in force
   costs                   111        -       328        6             217
  Stock compensation       859      586     3,113    2,048             958
  Acquistion related
   compensation              -      110         -      274               -
  Costs related to
   options
   investigation          (431)     507      (155)   8,769               -
  Disposal of a
   product line              -        -       919        -               -
Amortization of
 purchased intangibles     825      280     2,687    1,748             841
Acquired in-process R&D      -        -    10,500        -               -
Impairment of
 intangible assets      13,390   40,106   238,692   40,106          46,534
                        ------  -------  --------  -------  --------------
    Total cost of
     revenue and
     operating expense
     adjustments        23,295   49,331   283,612   85,502          52,836
Operating income,
 non-GAAP                  280    8,922    29,547   24,906           3,076
Operating margin,
 non-GAAP                  0.2%     7.4%      5.5%     5.7%            2.3%

Reconciliation of GAAP
 net loss to non-GAAP
 net income (loss):
Net loss per GAAP      (24,201) (44,108) (254,383) (74,558)        (47,357)
Total cost of revenue
 and operating expense
 adjustments            23,295   49,331   283,612   85,502          52,836
Amortization of
 discount on
 convertible debt            -    1,236     1,817    4,942               -
Loss on debt
 extinguishment              -       74    (3,839)      74          (4,070)
Other expense, net
  Loss (gain) on sale
   of assets               497      (61)      994     (519)            104
  Loss (gain) on
   minority
   investments               -    1,355       797    1,149               -
  Other misc income        (17)    (650)     (575)    (977)              -
  Foreign exchange
   transaction loss       (532)       -     1,953        -             756
Provision for income
 tax
  Timing difference
   related to asset
   purchases                 -      (27)   (7,847)   1,755               -
                        ------  -------  --------  -------  --------------
Total adjustments       23,243   51,258   276,912   91,926          49,626
                        ------  -------  --------  -------  --------------
Net income (loss),
 non-GAAP               $ (958) $ 7,150  $ 22,529  $17,368  $        2,269
                        ======  =======  ========  =======  ==============

Net income (loss),
 non-GAAP per share -
 basic                  $(0.00) $  0.02  $   0.05  $  0.06  $         0.00
Net income (loss),
 non-GAAP per share -
 diluted                $(0.00) $  0.02  $   0.05  $  0.05  $         0.00

Shares used in
 computing non-GAAP net
 income (loss) per
 share - basic         476,972  308,786   420,456  308,680         474,797
Shares used in
 computing non-GAAP net
 income (loss) per
 share - diluted       476,972  310,129   425,996  318,949         478,367

Non-GAAP EBITDA

Net income, non-GAAP    $ (958) $ 7,150  $ 22,529  $17,368  $        2,269
Depreciation expense     7,833    6,257    29,573   24,121           7,904
Amortization expense       179      314       917    1,256             178
Interest expense         1,314    1,753     6,108    6,489           1,350
Income tax expense
 (benefit)                (142)     177       276      478            (432)
                        ------  -------  --------  -------  --------------
Non-GAAP EBITDA         $8,226  $15,651  $ 59,403  $49,712  $       11,269
                        ======  =======  ========  =======  ==============

*Adjusted to reflect adoption of new accounting principle.

Contact:
Steve Workman
Chief Financial Officer
408-548-1000

Victoria McDonald
Senior Manager, Corporate Communications
408-542-4261
investor.relations@Finisar.com